ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated November 30, 2012

UBS AG $•   Trigger Contingent Coupon Optimization Securities

Linked to a Currency Basket Relative to the U.S. dollar due on or about December 21, 2015

Investment Description

UBS AG Trigger Contingent Coupon Optimization Securities Linked to a Currency Basket Relative to the U.S. Dollar (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”). The Securities provide exposure to the performance of an equally weighted basket consisting of the Brazilian real (“BRL”), Chinese renminbi, (“CNY”), Mexican peso (“MXN”) and Russian ruble (“RUB”) (each a “basket currency” and together the “basket”) relative to the U.S. dollar (the “reference currency”). UBS will pay an annual contingent coupon of 13.00% to 16.00% per annum (to be determined on the trade date) if the basket return from the trade date to the applicable observation date is zero or positive (meaning that overall the basket currencies have held their value or strengthened against the U.S. dollar). If the basket return is negative on an observation date (meaning that overall the basket currencies have weakened against the U.S. dollar), no contingent coupon will be paid for that year. At maturity, UBS will repay your principal amount if the basket return from the trade date to the final valuation date is zero or positive or if such basket return is negative, but the closing basket level on the final valuation date is equal to or greater than the trigger level. However, if the basket return is negative and the closing basket level on the final valuation date is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. Each basket currency spot rate is measured as the number of the applicable basket currency per one U.S. dollar. Investing in the Securities involves significant risks. You may not receive any contingent coupons on the Securities and may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Contingent Coupon — UBS will pay an annual contingent coupon payment if the basket return is equal to or greater than zero on the corresponding annual observation date (including the final valuation date). If the basket return is negative no coupon will accrue or be paid for that observation date.
☐	Contingent Repayment of Principal at Maturity: If the basket return is zero or positive, or the basket return is negative and the closing basket level on the final valuation date is not below the trigger level, UBS will repay your principal amount at maturity. However, if the closing basket level on the final valuation date is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative basket return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of q principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	December 17, 2012
Settlement Date	December 20, 2012
Observation Dates	Annually (see page 4)
Final Valuation Date	December 16, 2015
Maturity Date	December 21, 2015
*	Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ``KEY RISKS” BEGINNING ON PAGE 7 AND UNDER ``RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offering

These preliminary terms relate to Trigger Contingent Coupon Optimization Securities linked to a Currency Basket Relative to the U.S. dollar. The return of the Securities will depend upon the performance of the basket currencies relative to the U.S. dollar. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof. The initial spot rate for each basket currency and the contingent coupon rate will be set on the trade date.

Basket Currencies	Currency Weighting	Initial Spot Rate	Initial Basket Level	Contingent Coupon Rate	Trigger Level	CUSIP	ISIN
Brazilian real (“BRL”)	BRL 1/4	•	100	13.00% to 16.00% per annum	80% of initial basket level	902669522	US9026695224
Chinese renminbi (“CNY”)	CNY 1/4	•
Mexican peso (“MXN”)	MXN 1/4	•
Russian ruble (“RUB”)	RUB 1/4	•

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Per Security		$10.00		$0.25		$9.75
Total	$	•	$	•	$	•

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Trigger Contingent Coupon Optimization Securities Linked to a Currency Basket Relative to the U.S. Dollar that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Securities Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the basket currencies relative to the U.S. dollar.
♦	You are willing to make an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar and believe that the basket return will be zero or positive on the specified observation dates (meaning that overall the basket currencies have held their value or strengthened against the U.S. dollar).
♦	You understand and accept that you will not participate in any appreciation in the basket currencies and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.
♦	You would be willing to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You do not seek guaranteed current income and accept that you may not receive a contingent coupon on some or all of the coupon payment dates.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.
♦	You are willing to hold the Securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market for the Securities.
♦	You are willing to invest in Securities with exposure to emerging market risks and understand the risks associated with investing in currency exchange rates.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You seek an investment that participates in any appreciation of the basket or that has unlimited return potential.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have similar downside market risk as the basket currencies relative to the U.S. dollar.
♦	You are not willing to make an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar and believe that the basket return will be negative on the specified observation dates (meaning that overall the basket currencies will weaken relative to the U.S. dollar).
♦	You believe that the level of the basket will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.
♦	You would be unwilling to invest in the Securities if the applicable contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate indicated on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You seek guaranteed current income and do not accept that you may not receive a contingent coupon on some or all of the coupon payment dates.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to invest in Securities with exposure to emerging market risks and do not understand the risks associated with investing in currency exchange rates.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 and more detailed “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 3 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust (i) the observation dates (including the final valuation date) to ensure that the term between each observation date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

Basket Currencies and Currency Weighting		Basket Currency		Currency Weighting
	Brazilian real (“BRL”)		1/4
	Chinese renminbi (“CNY”)		1/4
	Mexican peso (“MXN”)		1/4
	Russian ruble (“RUB”)		1/4

Contingent Coupon	If the basket return is zero or positive on any observation date, UBS will pay you the contingent coupon applicable to such observation date.
If the basket return is negative on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.
The contingent coupon will be a fixed amount based upon equal annual installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each observation date, coupon payment date and a hypothetical contingent coupon amount for each Security that would be applicable to each observation date on which the basket return is zero or positive. The actual contingent coupons will be based upon the actual contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of 14.50% per annum. Actual amount will be determined on the trade date; amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)
Observation Dates	Coupon Payment Dates	Coupon
December 18, 2013	December 23, 2013	$1.45
December 17, 2014	December 22, 2014	$1.45
December 16, 2015	December 21, 2015	$1.45

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the basket return is negative.

Observation Dates	December 18, 2013, December 17, 2014 and December 16, 2015 unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) has occurred or is continuing with respect to a basket currency on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for a basket currency, the final valuation date for the affected basket currency (and only for such basket currency) will be the first following business day for USD/MXN spot rate or the first preceding or first following business day for the USD/BRL, USD/CNY and USD/RUB spot rates, on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the such basket currency. In no event however, will the final valuation date for such basket currency be postponed by more than 10 consecutive days for the calculation of the USD/MXN spot rate, 17 consecutive days for the calculation of the USD/CNY and USD/RUB spot rates and 30 consecutive days for the calculation of the USD/BRL spot rate. See “General Terms of the Securities – Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/BRL spot rate on page CCS-12, USD/CNY spot rate on page CCS-15 and USD/RUB spot rate on page CCS-24 of the currency and commodity supplement.
Contingent Coupon Rate	The contingent coupon rate is expected to be between 13.00% and 16.00% per annum. The actual contingent coupon rate will be determined on the trade date.
Payment at Maturity (per Security)	If the basket return is positive, or if the basket return is zero or negative and the closing basket level on the final valuation date is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10 per Security.
If the basket return is negative and the closing basket level on the final valuation date is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:
$10 + ($10 × Basket Return)
Basket Return	The percentage change in the level of the basket from the initial basket level to the closing basket level, calculated as follows:
Closing Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level	Set to 100 on the trade date
Closing Basket Level	The basket closing level as determined on an observation date or the final valuation date, calculated as follows:
100 x [1 + (BRL Currency Return × ¼) + (CNY Currency Return × ¼) + (MXN Currency Return × ¼) + (RUB Currency Return × ¼)]
The BRL currency return, CNY currency return, MXN currency return and RUB currency return refer to the currency return for the Brazilian real, the Chinese renminbi, the Mexican peso and the Russian ruble, respectively, as described below.
For BRL, CNY, MXN and RUB spot rate:
Currency Return	Initial Spot Rate – Closing Spot Rate Initial Spot Rate
Because the currency return is calculated pursuant to the formula above, the maximum possible currency return will equal 100%. However, your return on the Securities, if any, will be limited to the contingent coupons. There is no comparable limit on the negative performance of a basket currency or the basket return. However, in no case will you lose more than your full principal amount.
Closing Spot Rate	The spot rate for each basket currency on an observation date or the final valuation date as determined by the calculation agent under “Spot Rates” on page 15 of this free writing prospectus.
Initial Spot Rate	The spot rate for each basket currency on the trade date as determined by the calculation agent under “Spot Rates” on page 15 of this free writing prospectus.

Initial Spot Rates		USD/BRL		•
	USD/CNY		•
	USD/MXN		•
	USD/RUB		•

Trigger Level	80% of the initial basket level.
Final Valuation Date	December 16, 2015, unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) has occurred or is continuing with respect to a basket currency on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for a basket currency, the final valuation date for the affected basket currency (and only for such basket currency) will be the first following business day for USD/MXN spot rate or the first preceding or first following business day for the USD/BRL, USD/CNY and USD/RUB spot rates, on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such basket currency. In no event however, will the final valuation date for such basket currency be postponed by more than 10 consecutive days for the calculation of the USD/MXN spot rate, 17 consecutive days for the calculation of the USD/CNY and USD/RUB spot rates and 30 consecutive days for the calculation of the USD/BRL spot rate. See “General Terms of the Securities – Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/BRL spot rate on page CCS-12, USD/CNY spot rate on page CCS-15 and USD/RUB spot rate on page CCS-24 of the currency and commodity supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the basket return is negative on the final valuation date, UBS will repay you the principal amount of your Securities in cash only if the closing basket level is greater than or equal to the trigger level and will only make such payment at maturity. If the closing basket level is below the trigger level on the final valuation date, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the basket from the trade date to the final valuation date.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the basket is above the trigger level.
♦	You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the basket return on an observation date is negative, UBS will not pay you the contingent coupon applicable to such observation date. If the basket return is negative on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Your potential return on the Securities is limited — The return potential of the Securities is limited to any periodic coupon payments received and you will not participate in any potential appreciation of the basket. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity. Therefore, you will not benefit from any positive basket return in excess of the total of any periodic coupon payments received and your return on the Securities may be less than it would be in a hypothetical direct investment in the basket currencies. In addition, because the currency returns for each basket currency are calculated pursuant to the equation in Indicative Terms, the currency returns, and therefore the basket return are subject to an embedded maximum of 100%. Regardless, the return on the Securities is limited to any contingent coupons received.
♦	Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the basket currencies reflects a higher expectation as of the trade date that the basket could close below its trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, the volatility of the basket currencies can change significantly over the term of the Securities. The level of the basket for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The return on the Securities at maturity is linked to the performance of the basket currencies relative to the U.S. dollar, and will depend on whether, and the extent to which, such basket currencies appreciate against the U.S. dollar during the term of the Securities. The value of the basket will be affected by movements in the exchange rates of the basket currencies relative to the U.S. dollar. The exchange rates for the basket currencies relative to the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant foreign country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the Securities, should make your own investigation into the respective basket currencies and the merits of an investment linked to the basket.
♦	The Securities are not regulated by the Commodity Futures Trading Commission — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore an investment in the Securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, which will not be the case with these Securities.
♦	Changes in the exchange rate levels of the basket currencies may offset each other — The Securities are linked to an equally weighted basket composed of the basket currencies. At a time when the value of one or more basket currencies relative to the U.S. dollar increases, the value of one or more of the other basket currencies relative to the U.S. dollar may not increase as much or may even decline. Therefore, in calculating the basket level, increases in the value of one or more of the basket currencies relative to the U.S. dollar may be moderated, or offset, by lesser increases or declines in the value of one or more of the other basket currencies relative to the U.S. dollar. In addition, because the currency return for each basket currency is calculated by dividing (i) the difference of the initial spot rate minus the closing spot rate by (ii) the initial spot rate, there is no limit on the negative performance of a basket currency or resulting overall negative performance of the basket return. Consequently, even if some of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be offset by a severe depreciation of another basket currency. However, in no case will you lose more than your full principal amount.
♦	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	The formula for calculating the contingent coupons and the payment at maturity of the Securities will not take into account all developments in the basket currencies — Changes in the exchange rate for the basket currencies relative to the U.S. dollar during the term of the Securities before the applicable observation dates and the final valuation date may not be reflected in the calculation of the annual contingent coupon or the payment at maturity. Generally, the calculation agent will calculate the contingent coupon and the payment at maturity by comparing only the initial basket level on the trade date and the closing basket level on the applicable observation date and the final valuation date, respectively. No other levels will be taken into account. As a result, the basket return may be less than zero even if the relevant exchange rates for the basket currencies have moved favorably at certain times during the term of the Securities before moving to an unfavorable level on the observation dates or the final valuation date.
♦	The calculation agent can accelerate or postpone the determination of the basket level on the final valuation date and therefore the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing with respect to a basket currency on the final valuation date, the final valuation date will be postponed in the case of the USD/MXN spot rate or accelerated or postponed in the case of USD/BRL, USD/CNY or USD/RUB spot rate, until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead determine the basket level with reference to the spot rate of the affected basket currency on the first business day after that day on which no market disruption event occurs or is continuing with respect to such basket currency. In no event, however, will the final valuation date be postponed by more than 10 consecutive days for the calculation of the USD/MXN spot rate, 17 consecutive days for the calculation of the USD/CNY and USD/RUB spot rates and 30 consecutive days for the calculation of the USD/BRL spot rate. As a result, the maturity date for the Securities could also be accelerated or postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable final valuation date for such basket currency. If the spot rate of such basket currency is not available on the last possible day that qualifies as the applicable valuation date, either because of a market disruption event or for any other reason, the calculation agent will make a good faith and commercially reasonable estimate of the basket currency spot rate that would have prevailed in the absence of the market disruption event or such other reason.

See “General Terms of the Securities—Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/BRL on page CCS-12, USD/CNY on page CCS-15 and USD/RUB on page CCS-24 of the currency and commodity supplement.

♦	Owning the Securities is not the same as owning the individual basket currencies — The return on your Securities may not reflect the return you would realize if you actually converted your U.S. dollars into or purchased a foreign exchange contract on the Brazilian real, Chinese renminbi, Mexican peso and Russian ruble.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the basket currencies will appreciate or depreciate relative to the U.S. dollar (or whether the U.S. dollar will appreciate or depreciate relative to the foreign currencies), and as a result, whether the basket level will rise or fall. There can be no assurance that the closing basket level will not rise by more than the contingent coupon payments or that the closing basket level on the final valuation date will not fall below the trigger level. The spot rates of the basket currencies and therefore the basket level will be influenced by complex and interrelated factors such as political and economic developments. You should be willing to accept the risk of losing some or all of your initial investment.
♦	The spot rates for the basket currencies will be influenced by unpredictable factors which interrelate in complex ways — The USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN and the USD/RUB spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Brazil, Russia, Mexico and China. These conditions include, for example, the overall growth and performance of the economies of the United States, Brazil, Russia, Mexico and China, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States and Brazil, Russia, Mexico and China, market interventions by the Federal Reserve Board or the respective central banks of Brazil, Russia, Mexico and China, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Brazil, Russia, Mexico and China, the stability of the government of the United States and the governments of Brazil, Russia, Mexico and China and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Brazil, Russia, Mexico and China are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Brazil, Russia, Mexico and China and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Securities are likely to trade differently from the exchange rates of the basket currencies relative to the U.S. dollar, and changes in the exchange rates of the basket currencies relative to the U.S. dollar are not likely to result in comparable changes in the market value of your Securities.
♦	The liquidity, trading value and amounts payable under the Securities could be affected by the actions of sovereign governments of the United States, Brazil, Russia, Mexico and China — Exchange rates of most economically developed nations, including the United States, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations such as Brazil, Russia, Mexico and China from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including United States’, Brazil’s, Russia’s, Mexico’s and China’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of the sovereign governments of United States, Brazil, Russia, Mexico and China, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Brazilian real, Chinese renminbi, Mexican peso, Russian ruble, and the U.S. dollar or any other currency.
♦	Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government, the European Union and the governments of their member entities and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Securities and your return on your investment in the Securities at maturity.
♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many government agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the basket and, consequently, on the value of the Securities.
♦	Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments of Brazil, Russia, Mexico and China. These factors may affect the value of the basket currencies relative to the U.S. dollar and the value of your Securities in varying ways, and different factors may cause the values of the basket currencies, as well as the volatility of their exchange rates, to move in inconsistent directions at inconsistent rates.
♦	Emerging markets risk — The Brazilian real, Chinese renminbi, Mexican peso and Russian ruble are emerging market currencies. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Securities.
♦	Historical performance of the USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN and the USD/RUB spot rate should not be taken as an indication of the future performance of the basket currencies during the term of the Securities — It is impossible to predict whether any of the USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN and the USD/RUB spot rate will rise or fall. The USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN and the USD/RUB spot rate will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Information on the basket currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable foreign exchange rate relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets. Certain relevant information relating to Brazil, Russia, Mexico and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable to U.S. developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the basket currencies and must be prepared to make special efforts to obtain such information on a timely basis.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN and the USD/RUB spot rate on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
♦	supply and demand for the Securities, including inventory positions held by UBS Securities LLC or any other market maker;
♦	Brazilian real, Chinese renminbi, Mexican peso, Russian ruble and U.S. dollar interest rates;
♦	the time remaining to the final valuation date;
♦	the creditworthiness of UBS; and
♦	volatility of the USD/BRL spot rate, the USD/CNY spot rate, the USD/MXN spot rate and the USD/RUB spot rate.
♦	Even though the Brazilian real, Chinese renminbi, Mexican peso, Russian ruble and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States — The spot market for the Brazilian real, Chinese renminbi, Mexican peso, Russian ruble and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Securities, if any, may not conform to the hours during which the Brazilian real, Chinese renminbi, Mexican peso, Russian ruble and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Brazilian real, Chinese renminbi, Mexican peso and Russian ruble remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the value of the Securities.
♦	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on each Security offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket currency has occurred or is continuing on a day when the calculation agent will determine adjustments to the terms of the Securities in the event of extraordinary government actions and market emergencies as well as the spot rate for a particular basket currency. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the payment of any contingent coupons and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the basket currencies that are not for the account of holders of the Securities or on their behalf. These trading activities might present a conflict between the holders’ interest in the Securities and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦	Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the spot rates of the basket currencies to which the Securities are linked or the value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the basket currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the basket currencies. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future spot rates of the basket currencies relative to the U.S. dollar.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Securities?” and consult your tax advisor about your tax situation.

How will Your Payment on an Observation Date or at Maturity be Calculated?

The payment of contingent coupon on an observation date and your payment at maturity will depend on the basket return. The following steps are necessary to calculate the basket return:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The BRL currency return is the difference between the USD/BRL initial spot rate and the USD/BRL closing spot rate, divided by the USD/BRL initial spot rate, expressed as a percentage and calculated as follows:

BRL Currency Return =
USD/BRL Initial Spot Rate – USD/BRL Closing Spot Rate

USD/BRL Initial Spot Rate

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

The CNY currency return is the difference between the USD/CNY initial spot rate and the USD/CNY closing spot rate, divided by the USD/CNY initial spot rate, expressed as a percentage and calculated as follows:

CNY Currency Return =
USD/CNY Initial Spot Rate – USD/CNY Closing Spot Rate

USD/CNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

The MXN currency return is the difference between the USD/MXN initial spot rate and the USD/MXN closing spot rate, divided by the USD/MXN initial spot rate, expressed as a percentage and calculated as follows:

MXN Currency Return =
USD/MXN Initial Spot Rate – USD/MXN Closing Spot Rate

USD/MXN Initial Spot Rate

An increase in the value of the Mexican peso relative to the U.S. dollar is expressed as a decrease in the USD/MXN spot rate.

The RUB currency return is the difference between the USD/RUB initial spot rate and the USD/RUB closing spot rate, divided by the USD/RUB initial spot rate, expressed as a percentage and calculated as follows:

RUB Currency Return =
USD/RUB Initial Spot Rate – USD/RUB Closing Spot Rate

USD/RUB Initial Spot Rate

An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USD/RUB spot rate.

Step 2: Calculate the Basket Level.

The basket level will be calculated as follows:

100 × [1 + (BRL Currency Return × ¼) + (CNY Currency Return × ¼) + (MXN Currency Return × ¼) + (RUB Currency Return × ¼)]

Step 3: Calculate the Basket Return.

Basket Return =
Closing Basket Level – Initial Basket Level

Initial Basket Level

Step 4: Calculate the Payment on an Observation Date.

If the basket return is zero or positive on an observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date.

If the basket return is negative on an observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

OR

Step 4: Calculate the Payment at Maturity.

If on the final valuation date the basket return is zero or positive, or if on the final valuation date the basket return is negative but the closing basket level is equal to or greater than the trigger level, UBS will pay you an amount in cash per Security equal to your principal amount: $10.

If on the final valuation date the basket return is negative and the closing basket level is less than the trigger level, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to the negative basket return.

Hypothetical Examples of How the Securities Might Perform

The examples and table below illustrate the payment of contingent coupons and the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 3 years
Initial Basket Level:	100
Contingent Coupon Rate*:	15.00% per annum
Contingent Coupon:	$1.50 per annum
Observation Dates:	Annually
Trigger Level:	80 (80% of Initial Basket Level)
*	The actual contingent coupon rate may be greater or less than the amount shown above in which case your potential return on the Securities may be greater or less than the returns shown in the examples below.

Example 1 — The basket increases from an initial basket level of 100 to a closing basket level of 115 on the final valuation date.

Date	Closing Basket Level	Payment (per Security)
First Observation Date	125 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Second Observation Date	120 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Final Valuation Date	115 (at or above Initial Basket Level and Trigger Level)	$11.50 (Payment at Maturity)
	Total Payment	$14.50 (45.00% return)

Since the basket return is zero or positive on the final valuation date, UBS will repay the full principal amount plus the contingent coupon for that observation date for a total payment at maturity of $11.50 per Security. When added to the contingent coupon payments of $3.00 received in respect of prior observation dates, UBS will have paid you a total of $14.50 per Security for a 45.00% total return on the Securities.

Example 2 — The basket increases from an initial basket level of 100 to a closing basket level of 130 on the final valuation date.

Date	Closing Basket Level	Payment (per Security)
First Observation Date	105 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Second Observation Date	90 (below Initial Basket Level)	$0.00
Final Valuation Date	130 (at or above Initial Basket Level and Trigger Level)	$11.50 (Payment at Maturity)
	Total Payment	$13.00 (30.00% return)

Since the basket return is zero or positive on the final valuation date, UBS will repay the full principal amount plus the contingent coupon for that observation date for a total payment at maturity of $11.50 per Security. When added to the contingent coupon payment of $1.50 received in respect of prior observation dates, UBS will have paid you a total of $13.00 per Security for a 30.00% total return on the Securities.

Example 3 — The basket decreases from an initial basket level of 100 to a closing basket level of 95 on the final valuation date.

Date	Closing Basket Level	Payment (per Security)
First Observation Date	110 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Second Observation Date	100 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Final Valuation Date	95 (below Initial Basket Level, at or above Trigger Level)	$10.00 (Payment at Maturity)
	Total Payment	$13.00 (30.00% return)

Since the basket return is negative on the final valuation date but the closing basket level of 95 is greater than the trigger level, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security. When added to the contingent coupon payments of $3.00 received in respect of prior observation dates, UBS will have paid you a total of $13.00 per Security for a 30.00% total return on the Securities.

Example 4 — The basket decreases from an initial basket level of 100 to a closing basket level of 60 on the final valuation date.

Date	Closing Basket Level	Payment (per Security)
First Observation Date	105 (at or above Initial Basket Level)	$1.50 (Contingent Coupon)
Second Observation Date	80 (below Initial Basket Level)	$0.00
Final Valuation Date	60 (below Trigger Level)	$6.00 (Payment at Maturity)
	Total Payment	$7.50 (-25.00% return)

Since the basket return is negative on the final valuation date and the closing basket level of 60 is less than the trigger level, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 x Basket Return) =
$10.00 + ($10.00 × -40.00%) = $6.00

When added to the contingent coupon payment of $1.50 received in respect of prior observation dates, UBS will have paid you a total of $7.50 per Security for a loss of 25.00% on the Securities.

UBS will only repay the full principal amount at maturity if the basket closing level on the final valuation date is not less than the trigger level. Because this payment applies even if the basket return on the final valuation date is zero or positive, the return on the Securities at maturity is based on any contingent coupons you receive regardless of the appreciation of the basket, which could be significant. In addition, since the currency return is calculated pursuant to the formula set forth in “Indicative Terms”, there is no limit on the negative performance of a basket currency or the basket return. However, in no case will you lose more than your full principal amount.

Accordingly, if the basket closes below the trigger level on the final valuation date, your investment in the Securities is fully exposed to the decline of the basket and you will lose some or all of your principal at maturity.

Spot Rates

Brazilian real

The spot rate for the Brazilian real against the U.S. dollar will be the USD/BRL spot rate expressed as the number of Brazilian real per U.S. dollar as determined by the calculation agent by reference to the BRL PTAX rate source. The BRL PTAX means the spot rate will be the Brazilian real/U.S dollar offered rate for U.S. dollars expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or “Rates for Accounting Purposes”) by approximately 1:15 p.m., São Paulo time. For more information, see “Non-Deliverable Currencies — Brazilian real (BRL)” beginning on page CCS-11 of the currency and commodity supplement.

If the BRL PTAX Rate is not available, UBS may use the EMTA BRL Indicative Survey Rate as defined below. The “EMTA BRL Indicative Survey Rate” means the USD/BRL spot rate published by EMTA on its website (www.emta.org) at approximately 3:45 p.m. São Paulo time, or as soon thereafter as practicable. The EMTA BRL Indicative Survey Rate is determined by a survey of financial institutions that are active participants in the USD/BRL markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the EMTA BRL Indicative Survey Rate.

Chinese renminbi

The spot rate for the Chinese renminbi against the U.S. dollar will be the USD/CNY spot rate expressed as the number of Chinese renminbi per U.S. dollar as determined by the calculation agent by reference to the CNY SAEC Rate. The CNY SAEC Rate means that the spot rate will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 9:15 a.m. Beijing time. For more information, see “Non-Deliverable Currencies — Chinese renminbi (CNY)” beginning on page CCS-15 of the currency and commodity supplement.

If the CNY SAEC Rate is not available, UBS may use the SFEMC CNY Indicative Survey Rate as defined below. The “SFEMC CNY Indicative Survey Rate” means the USD/CNY exchange rate published by the Singapore Foreign Exchange Committee on its website (www.sfemc.org) at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate

Mexican peso

The spot rate for the Mexican peso relative to the U.S. dollar will be determined at approximately 4:00 p.m. London Time, expressed as a number of Mexican pesos per U.S. dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at such time, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement.

Russian ruble

The spot rate for the Russian ruble against the U.S. dollar will be the USD/RUB spot rate determined by reference to the RUB CME-EMTA Rate. The RUB CME-EMTA Rate means that the spot rate will be the Russian ruble/U.S. dollar rate expressed as the amount of Russian ruble per one U.S. dollar, for the settlement in one Business Day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m. Moscow time. For more information, see “Non-Deliverable Currencies — Russian ruble (RUB)” beginning on page CCS-24 of the currency and commodity supplement.

If the RUB CME-EMTA Rate is not available, UBS may use the EMTA RUB Indicative Survey Rate as defined below. The “EMTA RUB Indicative Survey Rate” means the USD/RUB spot rate published by EMTA on its website (www.emta.org) at approximately 2:45 p.m. Moscow time, or as soon thereafter as practicable. The EMTA RUB Indicative Survey Rate is determined by a survey of financial institutions that are active participants in the USD/RUB markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the EMTA RUB Indicative Survey Rate.

Historical Performance

The following graphs show the hypothetical performance of the basket as well as the performance of each basket currency from November 27, 2002 through November 27, 2012. Each of the basket currency spot rates were obtained from Bloomberg L.P., without independent verification. On November 27, 2012 at approximately 4:00 p.m. New York City time the USD/BRL spot rate was 2.0752, the USD/CNY spot rate was 6.2852, the USD/MXN spot rate was 12.9973 and the USD/RUB spot rate was 30.9392. The actual value of each basket currency will be determined on the trade date as described in “Spot Rates” on page 15 of this free writing prospectus. For purposes of illustrating the hypothetical performance of the basket, the initial basket level is set to 100, each basket currency is deemed to have a 1/4 weighting in the basket and the historical exchange rates of each basket currency on the relevant dates were the closing spot exchange rates on such dates as obtained from Bloomberg L.P. The hypothetical basket performance is based on actual historical data of the basket currencies and the hypothetical basket performance displayed in the graph below is a reflection of this aggregated historical data. The hypothetical historical performance of the basket and the historical performance of each basket currency should not be taken as an indication of future performance, and no assurance can be given as to the basket level or spot rate of each basket currency on any given day.

Your payments will be based on the performance of an equally-weighted basket of currencies relative to the U.S. dollar. The decline of the exchange rate of any basket currency (meaning such basket currency strengthens relative to the U.S. dollar) will have a positive impact on the overall basket return. Conversely, the increase in the exchange rate of any basket currency (meaning such basket currency weakens relative to the U.S. dollar) will have a negative impact on the overall basket return. Exchange rate movements in the basket currencies may not correlate with each other, and the decrease in the exchange rate (or strengthening) of one basket currency relative to the U.S. dollar may be moderated, or more than offset, by lesser decreases or an increase in the exchange rate (or weakening) of the other basket currencies relative to the U.S. dollar.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations—11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-52 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, except with respect to contingent coupon, you should not generally recognize taxable income or loss prior to maturity of your Securities, other than pursuant to a sale or exchange. Any contingent coupon that is paid by UBS (including on the maturity date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. You should generally recognize gain or loss upon the sale or maturity of your Securities. Such gain or loss would generally be ordinary foreign currency gain or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), unless you make a valid election to treat such gain or loss as capital gain or loss under applicable Treasury regulations. Under these regulations, holders of certain forward contracts, future contracts or option contracts generally are entitled to make such election. (“Section 988 Election”).

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized in the product supplement on page PS-52, either (a) clearly identify the Securities on your books and record on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or maturity you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations. It is not clear whether such election is available in respect of the Securities, or how the election would apply to foreign currency gain or loss in respect of the contingent coupons, if any. You should consult your tax advisor regarding the advisability, availability, mechanics and consequences of a Section 988 Election.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as pre-paid derivative contracts and to treat the Section 988 Election as available. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-52 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

In 2007, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in a U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Securities are distinguishable in meaningful respects from the instrument described in the ruling. If, however, the scope of the ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental U.S. Tax Considerations for Non United States Holders

The U.S. federal income tax treatment of the contingent coupons is unclear. We currently do not intend to withhold any tax on any contingent coupon made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8 BEN. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty).

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain U.S. source payments, on the proceeds from a disposition of property of a type which can produce U.S. source interest and dividends, and on “pass-thru” payments (i.e., payments that are attributable to assets that give rise to U.S. source income or gain) made to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement to collect and provide substantial information regarding U.S. account holders maintaining accounts with the institution. FATCA also generally imposes a 30% withholding tax on certain withholdable payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying its direct and indirect substantial U.S. owners.

Pursuant to proposed Treasury Department regulations, if finalized in their current form, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as foreign financial institutions under the FATCA rules.

If you are not a U.S. Holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES (INCLUDING THE AVAILABILITY OF THE SECTION 988 ELECTION, AS WELL AS POSSIBLE ALTERNATIVE TREATMENTS AND ISSUES PRESENTED BY THE 2007 NOTICE AND REVENUE RULING.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the ``Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC and UBS Financial Services Inc. are affiliates of UBS and, as such, have a “conflict of interest” in this offering of the Securities within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.